Exhibit 10.4(b)
AMENDMENT NUMBER TWO
to the
CELANESE CORPORATION DEFERRED COMPENSATION PLAN

WHEREAS, Celanese Corporation (the "Company") previously adopted the Celanese Corporation Deferred Compensation Plan (the "Plan") effective January 1, 2008;
WHEREAS, Section 12.2 of the Plan provides that the Company may amend the Plan at any time; and
WHEREAS, the Compensation Committee of the Company's Board of Directors has determined that it is in the best interests of the Company to amend the Plan in the manner set forth below, and has directed that the Plan's administrative committee (the "Committee") prepare and sign such amendment.
NOW, THEREFORE, the Plan is amended as follows:
1.     Section 1.26 is deleted and replaced with the following:

1.26
"Participant" shall mean any Employee or Director (a) who is selected to participate in the Plan and (b) whose executed Election Form, Beneficiary Designation Form and other required enrollment forms are submitted to the Committee.

2.     Section 1.29 is deleted and replaced with the following:

1.29	[RESERVED]
3.The references to "Plan Agreement" in Section 2.2(a) and the first sentence of Section 3.7(b) are deleted.
4.The phrase "that is accepted by the Committee" in the third sentence of Section 3.8(b) is deleted.

5.The phrase "acceptance by the Committee" in the second to last sentence of Section 10.2 is changed to "filing" and the phrase "and accepted by the Committee" in the last sentence of Section 10.2 is deleted.
6.Section 10.6 is deleted and is replaced with the following:

10.6
Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant.

7.The phrase "and accepted by" is deleted from the last sentence of Section 11.2.
8.Sections 12.3 and 12.4 are deleted and replaced with the following:

12.3	[RESERVED]

12.4
Effect of Payment. The full payment of the Participant's vested Account Balance in accordance with the applicable provisions of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan.

9.Section 16.2 is deleted and replaced with the following:

16.2
Interrelationship of the Plan and the Trust. The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan.

10.Section 17.3 is deleted and replaced with the following:

17.3
Employer's Liability. The Company's liability for the payment of benefits shall be defined only by the Plan. The Company shall have no obligation to a Participant under the Plan except as expressly provided in the Plan. Employers under the Plan shall have no obligations to pay any amounts under the Plan.

The changes made by this amendment are effective on the date set forth below.

IN WITNESS WHEREOF, this Amendment Number Two is signed this day 22nd day of December, 2008.

CELANESE CORPORATION DEFERRED COMPENSATION PLAN COMMITTEE

For the Committee

		By:	/s/ Patrick R. Carroll

ATTEST:	/s/ Jan Dean
Jan Dean

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